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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 31, 2026 relating to the consolidated financial statements of NextPlat Corp and Subsidiaries (collectively, the “Company”) as of and for the years ended December 31, 2025 and 2024 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

New York, NY

May 6, 2026